EXHIBIT 10.1

January 15, 2015

Mr. Stefan B. Schulz
2404 Fieldstone Curve
Woodbury, MN 55129

RE:     Offer of Employment with PROS, Inc. (the “Company”)

Dear Stefan,

It is with great excitement that we present to you this offer of employment as Chief Financial Officer of the Company, reporting to Andres Reiner, President and Chief Executive Officer. You would be a regular, full-time exempt employee, and dedicate your best efforts and knowledge exclusively to the advancement and interest of the Company. The terms of the offer of employment are as follows:

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Base Salary. Your annualized base salary will be $350,000.00, paid $14,583.34 semi-monthly, less applicable payroll withholding taxes and deductions for benefit elections, in accordance with the Company’s standard payroll practice on the fifteenth and last business day of each calendar month.

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Bonus Compensation. You will be eligible for an annual performance bonus equal to 80% of your base salary, together with a 100% incentive overdrive potential (resulting in a maximum bonus opportunity equal to 160% of your base salary). This bonus will be based on achievement of performance objectives established annually by the Chief Executive Officer. In calendar year 2015, your bonus opportunity will be prorated based on the date you start employment with the Company.

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Benefits. You will be entitled to participate in all employee benefits for which you are eligible based on plan requirements. Depending upon how you elect to participate in the benefits plan, certain monthly employee contributions may be required and deducted from your pay check. PROS reserves the right to make changes or terminate any of its benefits plans without advance notice and at any time. Based on your start date, you will be eligible for a prorated portion of 30 days of paid time away from work, including 20 paid time off (“PTO”) days and 10 holidays (7 set by the Company and 3 floating holidays set at your discretion).

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Equity. Subject to approval by the Compensation Committee of the Board of Directors of PROS Holdings, Inc. (“Compensation Committee”), you will be issued (a) 82,500 Restricted Stock Units (“RSUs”) vesting 25% annually on each anniversary of your start date, and (b) 27,500 Market Stock Units (“MSUs”) cliff vesting on the third anniversary of your start date. The RSUs and MSUs will be granted pursuant to PROS Holdings, Inc.’s 2007 Equity Incentive Plan (the “2007 Plan”), each with terms as set forth in the 2007 Plan documents and as otherwise determined by the Compensation Committee.

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Relocation Bonus. To facilitate you and your family’s move to Houston, Texas in 2015, you will receive a one-time $100,000.00 taxable relocation bonus payable on or before April 30, 2015, to cover both your expenses related to your move to Houston, and travel to/from Woodbury, MN in 2015 (the “Relocation Bonus”). If prior to the first anniversary of the start of your employment with the Company, (a) you terminate your employment with the Company or (b) your employment is terminated by the Company for Cause (as defined in the Employment Agreement), you will return to the Company an amount equal to the Relocation Bonus multiplied by a fraction with the numerator equal to twelve (12) minus the number of whole months that have elapsed from the start of your employment to end of your employment, and a denominator equal to twelve (12).

•	Employment Agreement. Subject to the approval of the Compensation Committee, the Company will enter into an employment agreement with you in the form enclosed (“Employment Agreement”).

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Contingencies. This offer is contingent upon (a) satisfactory completion of background and reference checks by the Company, (b) your execution of the enclosed agreement with the Company regarding confidentiality, work product and non-competition, (c) verification of your eligibility to work in the United States by completing an I-9 form and providing appropriate documentation on or before your first day of employment.

We anticipate that you will be a long-term employee. However, like all employees of the Company, your employment with PROS is for no specified period, and constitutes “at-will” employment, which means you have the right to resign from your employment at any time, with or without notice, and except as specified in the Employment Agreement, the Company has the right to modify or terminate your employment at any time, with or without cause, and with or without notice. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modifying the at-will relationship, unless it is done so in writing and signed by the CEO.

Finally, this offer letter together with the Employment Agreement, sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral, with the exception of the nondisclosure agreement previously signed by you. Any waiver of a right under this agreement must be in writing. This agreement is governed by Texas law.

PROS’ success depends directly upon the quality of its people. We will endeavour to provide all employees with a stimulating, rewarding environment where they can maximize their potential. If you have any questions regarding this offer, please feel free to contact me.

If the foregoing terms are agreeable, please indicate your acceptance below and return a signed copy to us by January 22, 2015. Your start date will be on March 16, 2015 or such earlier date as mutually agreed. We look forward to beginning a relationship that we feel will be mutually beneficial and rewarding.

Sincerely,

PROS, Inc.

/s/ Andres Reiner

Andres Reiner
President and Chief Executive Officer

Enclosures

Agreed and Accepted By:

Signature:    /s/ Stefan B. Schulz
Name:         Stefan B. Schulz
Date:         January 15, 2015